Exhibit 10.17

AUTOZONE, INC.

DIRECTOR COMPENSATION PROGRAM

(Effective January 1, 2022)

ARTICLE 1.

PURPOSE

The purpose of this document is to set forth the general terms and conditions applicable to the AutoZone, Inc. Director Compensation Program (the “Program”) established by the Board of Directors of AutoZone Inc. (the “Company”) pursuant to the Company’s Amended and Restated 2011 Equity Incentive Award Plan (the “Plan”).  The Program is intended to carry out the purposes of the Plan and provide a means to reinforce objectives for sustained long-term performance and value creation by awarding each Non-Employee Director of the Company with stock awards, subject to the restrictions and other provisions of the Program and the Plan.  The Program shall be effective as of January 1, 2022 (the “Effective Date”).

ARTICLE 2.

DEFINITIONS

2.1Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Plan.

2.3“Award” shall mean a Restricted Stock Unit granted to a Non-Employee Director pursuant to the Program.

2.4“Plan Year” shall mean a calendar year.  The first Plan Year shall be calendar year 2022.

2.5“Restricted Stock Units” shall mean Restricted Stock Units granted under Section 9.4 of the Plan, and as defined under Section 2.44 of the Plan.

ARTICLE 3.

RETAINERS; RESTRICTED STOCK UNITS

3.1Retainers.

(a) Subject to Section 3.1(d), effective as of January 1, 2022, Non-Employee Directors will become entitled to receive annual retainers in the following amounts, pro-rated for any partial fiscal year:

(i) With respect to each Non-Employee Director, $250,000 (the “Annual Retainer”);

(ii) With respect to the Lead Director, $35,000;

(iii) With respect to the Audit Committee Chairman, $30,000;

(iv) With respect to the Compensation Committee Chairman, $25,000;

(v)With respect to the Nominating/Corporate Governance Committee Chairman, $20,000; and

(vi) With respect to each Audit Committee member who is not the Audit Committee Chairman, $15,000.

Each of (ii) - (vi) is referred to as an “Additional Fee” and, together with the Annual Retainer, the “Director Compensation”.

(b)Subject to Sections 3.1(c) and 3.1(d) hereof, the Director Compensation shall be payable in the form of Restricted Stock Units, which shall be granted, without further action by the Company, the Board, or the Company’s stockholders, on January 1 of the applicable Plan Year (each such date, a “Retainer Date”).  The number of Restricted Stock Units payable to a Non-Employee Director on a Retainer Date shall be determined by dividing the Director Compensation by the closing market price of a share of Common Stock on the Retainer Date (rounded to two (2) decimal places).

(c)For each Plan Year, a Non-Employee Director may elect, in writing by December 31 of the year preceding the applicable Plan Year, to receive the Director Compensation payable as follows:  (i) $100,000 of the Annual Retainer and any Additional Fees payable in cash quarterly (on January 1, April 1, July 1 and October 1 of the applicable Plan Year) and (ii) $150,000 of the Annual Retainer payable in the form of Restricted Stock Units in accordance with Section 3.1(b) above.  If a Non-Employee Director does not affirmatively make an election (or fails to make a timely election) with respect to the Director Compensation, then all of such Director Compensation will be payable in the form of Restricted Stock Units (and no portion of such Director Compensation will be payable in cash).

(d)Notwithstanding anything to the contrary contained herein, each Non-Employee Director elected to the Board and/or assuming a position described in Sections 3.1(a)(ii) through (vi) above after the Effective Date shall receive (i) on the date of election to the Board or assumption of position, as applicable, a Restricted Stock Unit award covering a number of Restricted Stock Units equal to the Annual Retainer, pro-rated based on the number of days remaining in the Plan Year in which the date of Board election or assumption of position, as applicable, occurs, divided by the closing market price of a share of Common Stock on the date on which the Board election of assumption of position occurs (rounded to two (2) decimal places) and (ii) any Additional Fee described in Sections 3.1(a)(ii) through (vi) above, as applicable, payable in cash quarterly on January 1, April 1, July 1 and October 1 of the applicable Plan Year (as applicable).

3.2Terms of Restricted Stock Units.

(a)General.  Each Restricted Stock Unit granted pursuant to this Program shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate.  The provisions of separate Restricted Stock Units need not be identical, but each Restricted Stock Unit shall include (through incorporation of provisions hereof by reference in the Restricted Stock Unit agreement or otherwise) the substance of each of the following provisions as set forth this Section 3.2 and Section 9.4 of the Plan.  Shares of Common Stock issued in respect of a Restricted Stock Unit shall be deemed to be issued in consideration for past services actually rendered to the Company or for its benefit, by the Non-Employee Director, which the Committee deems to have a value not less than the par value of a share of Common Stock.

(b)Vesting.  Each grant of Restricted Stock Units made to a Non-Employee Director shall be fully vested on the date of grant.

(c)Payment Election. A Non-Employee Director shall timely file an election form instructing that Restricted Stock Units shall be paid by the Company in shares of Common Stock (on a one-to-one basis) either

(i)on the earlier to occur of (A) the first (1st) anniversary of the Retainer Date or the fifth (5th) anniversary of the Retainer Date, as elected by the Non-Employee Director (the “Anniversary Date”) or (B) the date on which such Non-Employee Director ceases to be a Director for any reason, provided such Non-Employee Director incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) (such earlier date, the “Payment Date”); or

(ii)solely on the date of such Non-Employee Director’s Separation from Service.

If a Non-Employee Director does not affirmatively make a payment election (or fails to make a timely election) with respect to the Restricted Stock Units, then such Restricted Stock Units will be settled in Common Stock on the earlier to occur of the Anniversary Date or the date of the Non-Employee Director’s Separation from Service.

(d)Subsequent Deferral Elections. Any subsequent election made with respect to Restricted Stock Units that provides for a delay in a distribution or payment of any Restricted Stock Units shall satisfy the requirements of Section 409A(a)(4)(C) of the Code, and:

(i)such subsequent election may apply only to a payment election originally made pursuant to Section 3.2(c)(i) above;

(ii)such subsequent election may not take effect until at least twelve (12) months after the date on which the election is made;

(iii) the first payment with respect to such subsequent election may be deferred for a period of not less than five (5) years from the date such distribution or payment otherwise would have been made; and

(iv)such election may not be made less than twelve (12) months prior to the date of the first scheduled distribution or payment under Section 3.2(c).

Any date on which a Non-Employee Director timely elects to defer payment of the Restricted Stock Units, in accordance with Section 409A of the Code and this Section 3.2(d), is referred to as a “Deferred Payment Date.”

3.3Dividend Equivalents.  If a Non-Employee Director elects to defer payment of his or her vested Restricted Stock Units as provided in Section 3.2(d) above and the Company pays any dividends with respect to the Common Stock at any time during the period between the Anniversary Date and the Deferred Payment Date, the holder of such vested Restricted Stock Units shall be credited, as of the dividend payment date, with dividend equivalents equal to the amount of the dividends which would have been payable to such holder if the holder held a number of shares of Common Stock equal to the number of vested Restricted Stock Units so deferred.  Such dividend equivalents shall be deemed reinvested in the Common Stock on the dividend payment date and shall be paid by the Company in shares of Common Stock on the Deferred Payment Date.  Such dividend equivalents shall constitute Dividend Equivalents under Section 9.1 of the Plan.

ARTICLE 4.

MISCELLANEOUS

4.1Administration of the Program.  The Program shall be administered by the Committee.

4.2Application of Plan.  The Program is subject to all the provisions of the Plan, including Section 13.2 thereof (relating to adjustments upon changes in the Common Stock), and its provisions are hereby made a part of the Program, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of this Program and those of the Plan, the provisions of the Plan shall control.

4.3Amendment and Termination.  Notwithstanding anything herein to the contrary, the Committee may, at any time, terminate, modify or suspend the Program; provided, however, that, without the prior consent of the Non-Employee Directors affected, no such action may adversely affect any rights or obligations with respect to any Awards theretofore earned but unpaid, whether or not the amounts of such Awards have been computed and whether or not such Awards are then payable.  Any amendment of this Program may, in the sole discretion of the Committee, be accomplished in a manner calculated to cause such amendment not to constitute an “extension,” “renewal” or “modification” (each within the meaning of Code Section 409A) of any Restricted Stock Units that would cause such Restricted Stock Units to be considered “nonqualified deferred compensation” (within the meaning of Code Section 409A).

4.4No Contract for Service.  Nothing contained in the Program or in any document related to the Program or to any Award shall confer upon any Non-Employee Director any right to continue as a Director or in the service of the Company or an Affiliate or constitute any contract or agreement of service for a specific term or interfere in any way with the right of the Company or an Affiliate to reduce such person’s compensation, to change the position held by such person or to terminate the service of such person, with or without Cause.

4.5Nontransferability.

(a)No benefit payable under, or interest in, this Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, debts, contracts, liabilities or torts of any Non-Employee Director or beneficiary; provided, however, that, nothing in this Section 4.5 shall prevent transfer (i) by will, (ii) by applicable laws of descent and distribution, (iii) pursuant to a DRO.

(b)The transfer to a Permitted Transferee of an Award pursuant to a DRO shall not be treated as having caused a new grant.  If an Award is so transferred, the Permitted Transferee generally has the same rights as the Non-Employee Director under the terms of the Program; provided however, that (i) the Award shall be subject to the same terms and conditions, including the vesting terms, option termination provisions and exercise period, as if the Award were still held by the Non-Employee Director, and (ii) such Permitted Transferee may not transfer an Award.  In the event of the Administrator’s receipt of a DRO or other notice of adverse claim by a Permitted Transferee of a Non-Employee Director of an Award, transfer of the proceeds of the exercise of such Award, whether in the form of cash, stock or other property, may be suspended.  Such proceeds shall thereafter be transferred pursuant to the terms of a DRO or other agreement between the Non-Employee Director and Permitted Transferee.  A Non-Employee Director’s ability to exercise an Award may be barred if the Administrator receives a court order directing the Administrator not to permit exercise.

4.6Nature of Program.  No Non-Employee Director, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any Affiliate by reason of any award hereunder.  There shall be no funding of any benefits which may become payable hereunder.  Nothing contained in this Program (or in any document related thereto), nor the creation or adoption of this Program, nor any action taken pursuant to the provisions of this Program shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or an Affiliate and any Non-Employee Director, beneficiary or other person.  To the extent that a Non-Employee Director, beneficiary or other person acquires a right to receive payment with respect to an award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or other employing entity, as applicable.  All amounts payable under this Program shall be paid from the general assets of the Company or employing entity, as applicable, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts.  Nothing in this Program shall be deemed to give any person any right to participate in this Program except in accordance herewith.

4.7Governing Law.  This Program shall be construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof.

4.8Code Section 409A.To the extent that this Program constitutes a “non-qualified deferred compensation plan” within the meaning of with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, this Program shall be interpreted and operated in accordance with Code Section 409A.  Notwithstanding any provision of this Program to the contrary, in the event that following the grant of any Restricted Stock Units, the Committee determines that any Award does or may violate any of the requirements of Code Section 409A, the Committee may adopt such amendments to the Program and any affected Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Program and any such Award from the application of Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Code Section 409A; provided, however, that this paragraph shall not create an obligation on the part of the Committee to adopt any such amendment, policy or procedure or take any such other action.  Notwithstanding anything in this Program or any deferral election form to the contrary, with respect to any Non-Employee Director who is a “specified employee” at the time of such Non-Employee Director’s Separation from Service, the payment of such Non-Employee Director’s Restricted Stock Units upon such Separation from Service shall, to the extent that such distribution upon a Separation from Service would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code, be delayed until the date which is six months and one day after the date on which such Separation from Service occurs (or, if earlier, the date of the Non-Employee Director’s death).